              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                               ON OCTOBER 31, 2000

                                                       File No. 333-______

=============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               COI SOLUTIONS INC.
             (Exact name of registrant as specified in its charter)


        Nevada                                       86-09884116
(State or other jurisdiction of                     (IRS Employer
incorporation or organization)                    Identification No.)


 5300 West Sahara, Suite 101, Las Vegas NV                           89102
    (Address of principal executive offices)                        (Zip Code)

                  Consulting Agreements dated October 26, 2000
                            (Full title of the plan)

                                 Angie Kurek
              5300 West Sahara, Suite 101, Las Vegas NV 89102
                 (Name and address of agent for service)

                                 (905) 294-9163
          (Telephone number, including area code, of agent for service)

                           Copies of Communications to

                           Jonathan D. Leinwand, Esq.
               3370 NE 190th Street, Suite 1805 Aventura, FL 33180
                                 (305) 937-3062



=====================================================================================================================
Title of Securities        Amount to             Proposed maximum            Proposed maximum          Amount of
to be registered         be registered       offering price per share    aggregate offering price   registration fee
---------------------------------------------------------------------------------------------------------------------
Common Stock
$.001 Par Value        800,000 Shares              $ 0.255(1)                    $204,000                $ 54.06
=====================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee, based upon the closing price of the Common Stock on October 27, 2000.

                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                  COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933


                                 800,000 Shares

                               COi Solutions, INC.

                                  Common Stock


        This Prospectus relates to 800,000 shares of common stock, $.001 par value (the "Common Stock"), of COi solutions, Inc., a Nevada corporation (the "Company").

         The Company's common stock is currently traded on the Over-the-Counter Bulletin Board under the symbol "COSL".

              ----------------------------------------------------
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
              ----------------------------------------------------

               The date of this Prospectus is October 31, 2000.

         You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of this Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

The Company is required to file annual, quarterly and special reports, and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov). Additional information may also be obtained from the Company at 5300 West Sahara, Suite 101, Las Vegas, NV 89102.


                             INCORPORATED DOCUMENTS

The SEC allows the Company to "incorporate by reference" information into this Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to made part of this Prospectus, except for any information superseded by information in this Prospectus.

The Company's Annual Report on Form 10-KSB, filed August 8, 2000, is incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.


                      DESCRIPTION OF CONSULTING AGREEMENTS

        The Company has entered into five Consulting Agreements (the "Agreements") dated October 26, 2000, pursuant to which the Company has agreed to issue an aggregate of 800,000 shares (the "Shares") of the Company's Common Stock in payment for consulting services to the Company concerning the matters further described below. The consultants are:

David Garber. Mr. Garber has extensive experience in the insurance industry. He will be a member of the Company's Advisory Board which is composed of professionals from various areas or expertise. The Advisory Board will advise the Company on trends in insurance, patient care, alternative medical treatments and the interaction of issuance companies, doctors and patients. Mr. Garber will receive 200,000 shares of Common Stock of the Company for his services.

Rhoda Stowe. Ms. Stowe is a specialist in case management and mental health issues. Ms. Stowe will be a member of the Company's Advisory Board. Ms. Stowe will receive 150,000 shares of Common Stock of the Company for her services.

William Tang. Mr. Tang has extensive experience in international trade, particularly with Asian nations. Mr. Tang will advise the Company on doing business internationally and will introduce the Company to foreign businesses with which the Company can form alliances or do business. Mr. Tang will receive 175,000 shares of Common Stock of the Company for his services.

Gordan Novak. Mr. Novak has extensive experience in international trade and the negotiation of multi-national contracts. Mr. Novak will advise the Company with regard to such matters and shall introduce business opportunities in Europe to the Company. Mr. Novak will receive 150,000 shares of Common Stock of the Company for his services.

Audrey Salzburg. Ms. Salzburg has extensive experience in marketing and advertising with special knowledge of the European market. She will advise the Company on issues dealing with the creation of marketing and advertising materials specifically related to its sales efforts in Europe, and will guide the company in evaluating the need for an internal marketing group or the hiring of outside marketing and advertising professionals. Ms. Salzburg will receive 125,000 shares of Common Stock of the Company for her services.

The agreements are for a term of one year commencing on the date of the Agreements. The Agreements are separate and the Consultants will provide their services separately.


REGISTRATION OF THE SHARES

        Pursuant to the Agreements, the Company has agreed to register the Shares on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, in connection with their original issuance to the consultants. This Prospectus relates to a Registration Statement on Form S-8 which was filed with the Securities and Exchange Commission on the date hereof and which became effective as of such filing.

RESALE OF THE SHARES

        The Agreements do not impose any restrictions on the resale of the Shares. However, if a recipient of Shares is or becomes an "affiliate" of the Company, as such term is defined in Rule 144 promulgated under the Securities Act, at any such time, such person will be subject to the limitations on the amount of securities which may be sold imposed under Rule 144(e)(1). Rule 144(e)(1) generally provides that the number of shares of Common Stock which may be sold in any three month period may not exceed the greater of (i) 1% of the outstanding Common Stock as shown by the most recent published report of the Company or (ii) the average weekly reported volume of trading in the Common Stock, as reported through NASDAQ, for the four weeks preceding the filing of a notice of proposed sale of the Common Stock, if required under Rule 144(b) under the Securities Act, or preceding the date of receipt of the order to execute the transaction by the broker or the date of execution directly with a market maker.

        Additional information regarding the Agreements not set forth in this Prospectus may be obtained from the Company at 5300 West Sahara, Suite 101, Las Vegas, NV 89102.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        At the time of issuance of the Shares, the consultant recognized ordinary income for federal income tax purposes in an amount equal to the then fair market value of the Shares received by such consultant.

        The consultant will recognize gain or loss on the subsequent sale of the Shares in an amount equal to the difference between the amount realized and the tax basis of such Shares, which will equal the amount included in the consultant's income by reason of the issuance of the Shares. Provided such Shares are held as a capital asset, such gain or loss will be long-term or short-term capital gain or loss depending upon whether the Shares have been held for more than one year.

        The Agreement is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, and is not qualified under Section 401(a) of the Code.

        This discussion is only a summary of certain significant federal income tax consequences and each consultant should consult an independent tax adviser as to all of the federal and state income tax consequences relating to the receipt or sale of the Shares.

                              CERTAIN INFORMATION

        The documents incorporated by reference in Item 3 of Part II of the Form S-8, and any other documents required to be delivered pursuant to Rule 428(b), promulgated under the Securities Act, are available from the Company, without charge, upon written or oral request. Requests for documents should be directed to the President of the Company. The documents incorporated by reference in Item 3 of Part II of the Form S-8 are also incorporated in this Prospectus by reference thereto.

                              COi Solutions Inc.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INFORMATION INCORPORATED BY REFERENCE.

        There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") by COi Solutions, Inc. (the "Company" or the "Registrant"):

        (a) The Registrant's Annual Report on Form 10-KSB for the fiscal period ended December 31, 1999;

        (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000 and June 30, 2000; and

        (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by the Registrant with the Commission since December 31, 1999.

        All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

        The Company is authorized to issue 100,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"). Holders of the Common Stock have one vote per share on each matter submitted to a vote of stockholders, the right to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefor and the right to receive net assets in liquidation after payment of all amounts due to creditors and all preferential amounts due to holders of any preferred stock. Holders of the Common Stock have no conversion rights and are not entitled to any preemptive or subscription rights. The Common Stock is not subject to redemption or any further calls or assessments. The Common Stock has noncumulative voting rights in the election of directors.

        The Common Stock is traded in the over-the-counter market (the "OTC Bulletin Board") and quoted under the symbol "COSL".


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

 As permitted by the provisions of the Nevada Revised Statutes (the "NRS"), the Company has the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the Company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interest of the Company and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the Company, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

The Company must indemnify a director, officer, employee or agent of the Company who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of the Company, against expenses actually and reasonably incurred by them in connection with the defense.

The Company may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the Company has the authority to indemnify them against such liability and expenses.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.

ITEM 8.  EXHIBITS.

       4.6 Consulting Agreement dated October 26, 2000 between the Registrant and David Garber.

       4.7 Consulting Agreement dated October 26, 2000 between the Registrant and Rhoda Stowe

       4.8 Consulting Agreement dated October 26, 2000 between the Registrant and William Tang

       4.9 Consulting Agreement dated October 26, 2000 between the Registrant and Gordan Novak

       4.10 Consulting Agreement dated October 26, 2000 between the Registrant and Audrey Salzburg

       5.2   Opinion of Counsel


ITEM 9.  UNDERTAKINGS.

        (a)  The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) to provide any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement; provided however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on October 31, 2000.

                                      COi Solutions, INC.


                                      By: /s/ Robert Wilder
                                          ----------------------------------
                                          Robert Wilder
                                          Chief Executive Officer/Director


        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                          Title                        Date
     ---------                          -----                        ----
/s/ Robert Wilder                  CEO (principal             October 31, 2000
-----------------------------      executive officer)
Robert Wilder                      and Director

     Signature                          Title                        Date
     ---------                          -----                        ----
/s/ Robert Jones                   President/Director         October 31, 2000
-----------------------------

/s/ Gary W. Evans                  Chief Financial/           October 31, 2000
-----------------------------      Director



                                      S-1

                                 EXHIBIT INDEX


       4.6 Consulting Agreement dated October 26, 2000 between the Registrant and David Garber.

       4.7 Consulting Agreement dated October 26, 2000 between the Registrant and Rhoda Stowe

       4.8 Consulting Agreement dated October 26, 2000 between the Registrant and William Tang

       4.9 Consulting Agreement dated October 26, 2000 between the Registrant and Gordan Novak

       4.10 Consulting Agreement dated October 26, 2000 between the Registrant and Audrey Salzburg

       5.2   Opinion of Counsel